FOR IMMEDIATE RELEASE

October 25, 1996             Contact:

                             Robert J. Brittain, President and CEO
                             (518) 842-7200
                             Harold A. Baylor, Vice Pres. & Treas.
                             (518) 842-1445

Ambanc Holding Co., Inc., the parent of Amsterdam Savings Bank, F.S.B., announces earnings for the quarter and the nine-months ended September 30, 1996.
--------------------------------------------------------------------------------

Amsterdam, N.Y. - Ambanc Holding Co., Inc. (NASDAQ - AHCI) ("Company"), the holding company of Amsterdam Savings Bank, F.S.B. ("Bank"), today reported earnings for the quarter ended September 30, 1996, of $572,000, or $0.12 per share, and earnings for the nine months ended September 30, 1996, of $768,000, or $0.16 per share, compared to earnings of $665,000 and $493,000 in the comparable periods in 1995. The Company's efficiency ratios for the three and nine months ended September 30,1996, improved to 54.2% and 61.5%, respectively. The comparable ratios for 1995 were 63.4% and 68.5%, respectively.

As the result of a 10% stock repurchase program completed in early August 1996, shares issued and outstanding on September 30, 1996, were 4,880,025. Average shares outstanding (excluding unearned shares owned by the ESOP) were 4,657,401 and 4,881,147 for the three and nine months ended September 30, 1996, respectively. The Company's book value per share as of September 30, 1996, was $14.42.

Prior to the consummation of the conversion on December 26, 1995, the Company had no significant assets, liabilities, outstanding shares of stock or operations. Accordingly, the consolidated data released represents the data of the Bank and its subsidiaries for the quarter and the nine-months ended September 30, 1995.

Results of Operations For the Three Months Ended September 30, 1996 and 1995:
-----------------------------------------------------------------------------

The Company attributed its 1996 third quarter earnings decline primarily to increases in the provision for loan losses and non-interest expenses of $489,000 and $770,000, respectively, partially offset by an increase in net interest income of 39.0%, or $1.2 million.

The improvement in net interest income resulted from an increase in average net earning assets of $47.7 million, or 119.8%, funded primarily by the proceeds received in the conversion and an increase in borrowed funds. The positive effect from the growth in average net earning assets was partially offset by a narrowing of five basis points in the Company's average net interest margin to 3.60% from 3.65% in 1995's third quarter.

The increase in the provision for loan losses of $489,000 resulted from management's analysis of the Company's level of non-performing loans and the allowance for loan losses. Based on this analysis, management decided that it was prudent to significantly increase its provision expenses in the third quarter of 1996 as compared to the third quarter of 1995 .

The increase in non-interest expenses was primarily attributable to an increase in losses and write-downs on real estate owned of $434,000. This increase was based on actual expenses incurred and management's estimates of lower fair values, less disposal costs. Also contributing to the increase in non-interest expenses were the addition of ESOP compensation costs, the new expenses related to rendering check imaging statements to the Bank's customers, and the occupancy, equipment, and compensation expenses related to the Company's third supermarket branch, which was opened in late 1995.

Results of Operations For the Nine Months Ended September 30, 1996 and 1995:
----------------------------------------------------------------------------

The improvement in net income of $275,000 for the nine months ended September 30, 1996, to $768,000 was attributable to a 21.5% increase in net interest income to $11.9 million from $9.8 million in 1995. This positive factor was partially offset by an increase in the provision for loan losses of $1.3 million due primarily to a $1.5 million provision taken on March 31, 1996, pertaining to the Bank's aggregate lending relationship with the Bennett Funding Group, a company that filed for Chapter 11 bankruptcy protection on March 29, 1996. Also impacting on the net interest income increase were a $158,000 decline in non-interest income, mainly due to losses on securities transactions of $89,000, and a modest increase in non-interest expenses of 1.9%, or $161,000.

The improvement in net interest income resulted from growth in average net earning assets of $47 million, or 123.3%, funded primarily by the proceeds from the stock conversion and increased borrowings. The positive effect derived from the growth in average net earning assets was partially offset by a decrease in the Company's average net interest margin to 3.79% from 3.98% in the nine months ended September 30, 1995.

Ambanc Holding Co., Inc. is a newly formed unitary savings and loan holding company. The Company's primary subsidiary, Amsterdam Savings Bank, F.S.B., operates nine banking offices in Montgomery (4), Saratoga (2), Fulton (1), Schenectady (1), and Albany (1) counties in New York. The Bank's deposits are insured by the FDIC through the Bank Insurance Fund (BIF).

                            AMBANC HOLDING CO., INC.
                 Selected Consolidated Financial Information

                                   (Unaudited)

                                                          Sept. 30,    Dec. 31,
                                                            1996         1995
                                                         ----------   ----------
                                                              (In Thousands)
Selected Consolidated Financial Condition Data:

Total assets .........................................     $496,505     $439,365
Loans receivable, net ................................      272,553      249,991
Mortgage-backed securities, available for sale .......      162,714       53,033
Investment securities, available for sale ............       42,633       21,389
Due from brokers
                                                                  0       18,128
Deposits .............................................      299,991      311,239
Total borrowings .....................................      122,390            0
Due to brokers .......................................            0       46,880
Total  equity ........................................       70,362       76,015



                                   For the Three Months      For the Nine Months
                                          Ended                     Ended
                                         Sept.30,                  Sept.30,
                                       1996        1995        1996       1995
                                   ---------------------------------------------
   (In Thousands)
Selected Consolidated Operations
Data:
Total interest income .............   $  8,854   $  6,405   $ 23,391    $ 19,103
Total interest expense ............      4,595      3,341     11,538       9,343
                                      --------   --------   --------    --------
Net interest income ...............      4,259      3,064     11,853       9,760
Provision for loan losses .........        549         60      2,610       1,344
                                      --------   --------   --------    --------
Net interest income after
  provision for loan losses .......      3,710      3,004      9,243       8,416
Fees and service charges ..........        174        165        504         478
Net gain(loss) on sales and
 redemptions of AFS investment
 and mortgage-backed securities ...          9          1        (89)          1
Other non-interest income .........        100        123        255         349
                                      --------   --------   --------    --------

Total non-interest income .........        283        289        670         828
Total non-interest expense ........      3,030      2,262      8,549       8,388
                                      --------   --------   --------    --------
Income before taxes ...............        963      1,031       1,364        856
Income tax provision ..............        391        366        596         363
                                      --------   --------   --------    --------

Net income ........................   $    572   $    665   $    768    $    493
                                      ========   ========   ========    ========

                            AMBANC HOLDING CO., INC.
            Selected Consolidated Financial Ratios and Other Data

                                   (Unaudited)

                                                For the            For the
                                             Three-Months         Nine-Months
                                                 Ended               Ended
                                             September 30,       September 30,
                                             1996    1995        1996     1995
                                          ------------------   -----------------
Performance Ratios:

Return on average assets                     0.47%     0.77%     0.23%     0.19%
Return on average equity (1)                 3.20      9.76      1.38      2.38
Interest rate
spread during period                         2.71      3.11      2.85      3.48
Net interest margin during period            3.60      3.65      3.79      3.98
Efficiency ratio(2)                         54.16     63.36     61.53     68.51
Ratio of non-interest expense to
  average total assets                       2.47      2.63      2.54      3.28
Ratio of avg.interest-earning assets to
 average interest-bearing liabilities      125.09    113.61    130.50    113.15


Asset Quality Ratios:                     September 30, 1996    December 31,1995
                                          ------------------    ----------------
Non-performing assets to total assets
  at end of period                               3.63%                 2.74%
Non-performing loans to total loans              5.33                  3.51
Allowance for loan losses to
  non-performing loans                          31.88                 30.10
Allowance for loan losses to
  loans receivable, net                          1.70                  1.05

Capital Ratios:

Equity to total assets at end of period         14.17                 17.30
Average equity to average assets                16.53                  8.30

Other Data:
Number of full-service offices                      9                     9

(1)  Return on average equity includes the market value adjustment for
available for sale    securities.
(2)  Calculated net of expenses related to other real estate owned.
                                      -END-